Exhibit 24

POWER OF ATTORNEY

Each of the undersigned directors and/or officers of Dana Incorporated, a corporation organized under the laws of the State of Delaware (the “Corporation”), hereby constitutes and appoints Douglas H. Liedberg, Robert W. Spencer, Jr. and Linda Grant, his or her true and lawful attorney-in-fact and agent with full power for and on their behalf to do any and all acts and things and execute any and all instruments which the attorney-in-fact and agent may deem necessary or advisable in order to enable Dana Incorporated to comply with the Securities Exchange Act of 1934, as amended, and any requirements of the Securities and Exchange Commission, in connection with the Annual Report of Dana Incorporated on Form 10-K for the year ended December 31, 2017 and any and all amendments thereto, and to file the same with the Securities and Exchange Commission on behalf of Dana Incorporated under the Securities Exchange Act of 1934, as amended. Each of the undersigned ratifies and confirms all that any of the attorneys-in-fact and agents shall do or cause to be done by virtue hereof. Any one of the attorneys-in-fact and agents shall have, and may exercise, all the powers conferred by this instrument.

This Power of Attorney shall be effective as of February 12, 2018, and shall end automatically as to each undersigned upon the termination of his service as a director and/or officer of Dana Incorporated.

/s/ Rachel A. Gonzalez Rachel A. Gonzalez	/s/ Mark A. Schulz Mark A. Schulz
/s/ Virginia A. Kamsky Virginia A. Kamsky	/s/ Keith E. Wandell Keith E. Wandell
/s/ Terrence J. Keating Terrence J. Keating	/s/ James K. Kamsickas James K. Kamsickas
/s/ Raymond E. Mabus, Jr. Raymond E. Mabus, Jr.	/s/ Jonathan M. Collins Jonathan M. Collins
/s/ R. Bruce McDonald R. Bruce McDonald	/s/ Rodney R. Filcek Rodney R. Filcek